SCHEDULE 14A INFORMATION

CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
1934

Filed by the Registrant |_|

Filed by a Party other than the Registrant |X|

Check the appropriate box:

|_|   Preliminary Consent Statement
|_| Confidential, for Use of the Commission only (as permitted by rule 14a-6(e)(2))
|_|   Definitive Consent Statement
|_|   Definitive Additional Materials
|X|   Soliciting Material Pursuant to sec.240.14a-11(c) or Rule 14a-12

                           VESTCOM INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                    HARISH K. CHOPRA - and - TIMETRUST, INC.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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      (4)   Proposed maximum aggregate value of transaction:

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      (5)   Total fee paid:

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|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

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      (2)   Form, Schedule or Registration Statement No.:

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      (3)   Filing Party:

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      (4)   Date Filed:

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

To the Shareholders of Vestcom International, Inc.:

      This Report on Vestcom International, Inc. (the "Report") is being provided to you pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 as "build-up material" relative to a proxy solicitation or a consent solicitation presently contemplated by Harish K. Chopra and TimeTrust, Inc. (the "Solicitators").

      THE REPORT IS NOT A PROXY STATEMENT OR A CONSENT STATEMENT. THE SOLICITORS EXPECT THAT THEY WILL FILE A CONSENT STATEMENT OR A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") IN THE NEAR FUTURE. PLEASE READ THE CONSENT STATEMENT OR PROXY STATEMENT CAREFULLY, WHEN IT IS AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SOLICITORS, THE PROPOSALS THEY WILL BE ASKING THE SHAREHOLDERS TO APPROVE, AND ANY PERSONS THEY WILL PROPOSE TO BE ELECTED TO SERVE ON VESTCOM'S BOARD OF DIRECTORS.

      YOU MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT OR CONSENT STATEMENT, WHEN IT IS AVAILABLE, AT THE SEC'S WEB SITE AT http://www.sec.gov. A FREE COPY OF THIS REPORT IS ALSO AVAILABLE AT THE SEC'S WEB SITE, OR YOU MAY OBTAIN A FREE COPY OF THE PROXY STATEMENT OR CONSENT STATEMENT (WHEN IT IS AVAILABLE) AND OF THIS REPORT FROM THE SOLICITORS AT TIMETRUST, INC., 1455 FRAZEE ROAD, SUITE 420, SAN DIEGO, CA 92108, (619) 308-0880, FAX (619) 308-0881.

      The participants in the solicitation and their holdings of Vestcom's common stock are:

Name and Address                    Amount and Nature                      Percent of
of Participant                      Of Beneficial Ownership                Class
--------------                      -----------------------                -----
1.  Howard April                    141,464 shares of common stock(1)         1.56%
    1906-5150 MacDonald Avenue
    Montreal, Quebec
    Canada
    H3X 2V7

2.  Harish K. Chopra(2)             742,600 shares of common stock(2)         8.16%
    1455 Frazee Road
    Suite 420
    San Diego, CA 92108

3.  Parker S. Kennedy                              -0-                         -0-
    1 First American Way
    Santa Ana, CA 92707

4.  Frank E. Raab                                  -0-                         -0-
    865 S. Figuerera #2500
    Los Angeles, CA 90017

5.  Robert J. Verrilli              2,500 shares of common stock               -0-
    1455 Frazee Road
    Suite 420
    San Diego, CA 92108

--------

      (1) Includes 127,746 dividend access shares held by Mr. April's spouse which are convertible into 127,746 shares of Vestcom common stock.

      (2) Mr. Chopra and TimeTrust, Inc., are members of a "group" as defined by Rule 13d under the Securities Exchange Act of 1934, pursuant to which each is deemed to be the beneficial owner of the aggregate number of Vestcom common shares beneficially owned by all members of the group, as a group.

6.  TimeTrust, Inc. (2)             742,600 shares of common stock(2)         8.16(2)
    1455 Frazee Road
    Suite 420
    San Diego, CA 92108

--------

      (2) Mr. Chopra and TimeTrust, Inc., are members of a "group" as defined by Rule 13d under the Securities Exchange Act of 1934, pursuant to which each is deemed to be the beneficial owner of the aggregate number of Vestcom common shares beneficially owned by all members of the group, as a group.

Confidential                  Vestcom International, Inc.                 [Date]
                               (Nasdaq: VESC)
                    Report on Vestcom International, Inc.

Vestcom International, Inc. has been mismanaged and the company's performance has suffered. The responsibility of Vestcom's poor performance must lie with the top management. This report was prepared using information available from the SEC, NASDAQ, other government resources, as well as our interviews with present and past management of Vestcom.

This report is divided into two major sections. The first section illustrates the company's factual financial data and qualitative data. The second section of the report details my plan and my commitment. This section also explains why I am drawn to Vestcom and how I view the under capitalized strengths of the company.

                                    Section I

Financial Data

The performance of the company clearly reveals itself in the Consolidated Statements of Operations included in the Quarterly Reports published by Vestcom. A review of these reports demonstrates a steadily declining operating income trend which peaked at $2,428,600 in Q4 1998 and resulted in quarterly operating income amounts of $2,269,100, $643,100* and -$988,000* in the fiscal quarters Q1 1999, Q2 1999 and Q3 1999, respectively. A closer look at the elements that resulted in this operating performance will clearly demonstrate what happened. *(excluding restructuring charge)

                Vestcom Closing Stock Value Per Share (By Month)
--------------------------------------------------------------------------------
                                                 Close
                                                 -----
     Nov-99                                    $ 3.375
     Oct-99                                      3.00
     Sep-99                                      2.625
     Aug-99                                      3.3125
     Jul-99                                      4.00
     Jun-99                                      3.50
     May-99                                      5.875
     Apr-99                                      6.00
     Mar-99                                      4.875
     Feb-99                                      5.625
     Jan-99                                      6.625
     Dec-98                                      9.00
     Nov-98                                      7.375
     Oct-98                                      7.50
     Sep-98                                      9.25
     Aug-98                                      6.0625
     Jul-98                                     10.375
     Jun-98                                      9.25
     May-98                                      9.8125
     Apr-98                                     11.25
     Mar-98                                     10.4375
     Feb-98                                     10.00
     Jan-98                                      6.50
     Dec-97                                     22.375
     Nov-97                                     20.25
     Oct-97                                     18.125
     Sep-97                                     19.125
     Aug-97                                     13.00 (open)
--------------------------------------------------------------------------------

Looking at a number of important aspects of this company, our primary perspective is from the shareholder's point of view. Vestcom's stock performance has been terrible. The per share price has ranged from an IPO price of $13 per share to a high of $22 5/8 per share to its present value of $3 3/32 per share. This stock has almost no following, and the daily trade volume is minimal. Examining the company's poor financial performance, the four major areas of scrutiny are:

     1.       Revenue Growth
     2.       Cost of Revenue
     3.       Selling, General, and Administration Expense
     4.       Interest Expense

Revenue Growth

                                  (In $1,000's)
--------------------------------------------------------------------------------
                             Q4 1998       Q1 1999        Q2 1999     Q3 1999
                            ---------     ---------      ---------   ---------
Revenues                    $30,311.3     $31,923.0      $31,393.5   $31,786.4
--------------------------------------------------------------------------------

We can clearly see that revenues have been basically flat for the last year. The minor increase between Q4 1998 and Q1 1999 was the effect of the last acquisition. Contrary to what Mr. Keating has been saying repeatedly, revenue growth is not occurring. These statements only add to Mr. Keating's lack of credibility with stockholders and the investment community. Further, if one looked back at the revenues of the original seven founding companies prior to the IPO, they were experiencing an annual compounded revenue growth rate of approximately 12%. It appears that the present top management has managed those companies into an effective annual revenue growth rate of 0%.

Cost of Revenue

                                  (In $1,000's)
--------------------------------------------------------------------------------
                             Q4 1998       Q1 1999        Q2 1999     Q3 1999
                            ---------     ---------      ---------   ---------
Cost of Revenues             19,014.4      20,473.0       21,120.0    22,393.6
--------------------------------------------------------------------------------

While sales were basically flat, cost of revenues have increased significantly each quarter over the past four quarters to an incredible 70.5% in Q3 1999. If one compares the cost of revenues for the seven founding companies, including the public company overhead, the cost of revenues (in December 1997) was 61.5%. If the 9% increase in cost of revenues (70.5% - 61.5%) can be avoided, the company will add approximately $11,300,000 to operating income ($125.4 M x 9%) over the next year. Imagine how useful this cash could be right now. If we simply retained these funds it would add $.77 to earnings per share, which would produce approximately an additional $15.40 to the market value of each share.

SGA Expenses

                                  (In $1,000's)
--------------------------------------------------------------------------------
                             Q4 1998       Q1 1999        Q2 1999     Q3 1999
                            ---------     ---------      ---------   ---------
SGA                          8,868.3       9,180.9        9,630.4    10,381.7
--------------------------------------------------------------------------------

During this same four-quarter period of little or no sales growth, selling, general and administrative expenses continuously grew each quarter from 29.3% in Q4 1998 to 32.7% in Q3 1999. It is interesting to note that since December 1997, SGA as a percent of sales (29.5%) was fairly consistent even though revenues were growing. Apparently, the top management saw fit to significantly add to the overhead during the same period that sales growth was stagnating. If the company could have maintained SGA expenses at 29.5%, it would have added approximately $4,000,000 to operating income, and following the same logic used above, added $2,400,000 to the bottom line and $5.35 to the market value per share.

Interest Expenses

--------------------------------------------------------------------------------
                             Q4 1998       Q1 1999        Q2 1999     Q3 1999
                            ---------     ---------      ---------   ---------
Interest Expenses           $250,000*     $367,022       $459,748    $773,000
--------------------------------------------------------------------------------

* Estimated

The top management has burdened the company with a huge debt obligation at a time when interest rates have reached their highest level in years, and seem to be heading higher. At the current level of expenditure ($773,000 in Q3 1999) the company will be paying approximately $3,100,000 per year. We must deal with this heavy burden of debt before interest rates rise and cause a more severe cash problem.

The table below depicts the Quarterly Statements of Operations for the company for the past four quarters:

                                    (In $1,000's)
--------------------------------------------------------------------------------
                             Q4 1998       Q1 1999        Q2 1999     Q3 1999
                            ---------     ---------      ---------   ---------
Revenues                    $30,311.3     $31,923.0      $31,393.5   $31,786.4
Cost of Revenues             19,014.4      20,473.0       21,120.0    22,393.6
                            ---------     ---------      ---------   ---------
Gross Profit                 11,296.9      11,450.0       10,273.5     9,392.8
SGA                           8,868.3       9,180.9        9,630.4    10,381.7
                            ---------     ---------      ---------   ---------
Operating Income             $2,428.6      $2,269.1        $643.1*    -$988.9*
--------------------------------------------------------------------------------

* Income from operations before restructuring charges of $3,987,880 in Q2 1999 and $1,930,144 in Q3 1999.

Qualitative Data

The following statements are indicative of the poor performance of the company under the control of top management. I have had discussions with numerous senior managers, both previously employed as well as currently employed at Vestcom. The accuracy of these statements is verified by the consistency of the comments made to me by the senior managers.

Inability to execute strategy: The present top management is not capable of improving the shareholder value of Vestcom. The original strategy is still sound and the industry is viable with opportunity for growth in the foreseeable future. Top management, however, has been unable to execute that strategy and grow the company. In review of the most recent 10Q, it is apparent the company is not turning around and instead seems to be spiraling downward.

Poor communication/Micromanagement: Instead of properly communicating decisions and then delegating responsibility and authority to localized management, top management insists on being involved with most decisions that should be made at the local management level. Within the company there is a strong feeling of alienation between local and top management as a result of poor communication and micromanagement.

Poor decisions regarding facilities: There has been an excessive amount of money spent on infrastructure. Many senior managers believe they will not be profitable because of the burden of corporate overhead, which includes new larger facilities which are currently underutilized. These infrastructure decisions are being made without any real focus on sales or marketing.

Human Resources: The "revolving door" perception of new hires is the result of ineffective hiring practices. In addition, there is a strong feeling that there is a poor sales compensation program. It is also believed that much of the talent that came with the founding companies has been eliminated.

Poor Strategy: The strategic decisions made by top management can have massive impact on any company and its performance. Poor strategic decisions in Vestcom cost the company over $18,000,000 a year. This amount is comprised of the impact from $11.3M from cost of revenue, $4M from SGA, and $3.1M from interest.

Poor Leadership: There is a strong sentiment in the company that top management: Lacks clear cut strategic vision; Lacks the ability to communicate the vision and achieve buy-in; Lacks the ability to motivate management to implement the vision.
Management thinks they know best, even though they don't. There is a strong feeling that management is good at losing key talent that came with the founding companies.

                                   Section II

Let's be clear about this. I am presenting a way to transform Vestcom from the under-performing company I see today into a star performer. This report was prepared without the benefit of hard data other than what could be gleaned from public record. Before any action is taken we would take the time to visit with all the regional managers, validate my ideas, develop a new plan, and/or refine the company's existing plan, and only then execute it.

My Plan

Local empowerment: The original concept of Vestcom International, Inc. "...to operate on a decentralized basis with each acquired company's local management continuing to exercise responsibility for customer relationships and day-to-day operating decisions" is still a valid business model. Somewhere in the company's short history this model was invalidated and the company began to centralize decision making by consolidating operations in larger regional facilities. Too many decisions are required to be processed through the corporate headquarters in West Caldwell, N.J. We intend to go back to empowering local management to take responsibility for marketing, customer service and operations in their local areas.

National Sales Strategy and follow-through: On the other hand, for Vestcom to reach its highest potential it must aspire to be a diversified provider of critical document services to large nationally based customers. A strategy must be in place to offer our national customers responsive, high quality service that is coordinated on a national scale. A corporate team will be established to service national accounts with the authority to coordinate performance, delivery and customer service from our decentralized operating divisions. Corporate
Centralization: Essentially, Vestcom is a locally based business with strong personal ties, developed over the years, between our local management and our customers. However, there are certain functions that should be centralized to take advantage of economies of scale, control and top management scrutiny. Activities such as purchasing, finance and research and development should be centralized, most likely in or near the corporate headquarters. National sales done on a vertical market basis may prove to be a valuable component to success.

Street Knowledge: Stockholder value is not solely based on earnings but also on management's credibility with the investment community to execute their plan. For the company stock to succeed, it is imperative that:

      1.    Management must be successful;
      2.    Analysts must follow the stock; and
      3. Top management feed information to the public continuously and timely so the company will garner its fair share of the Wall Street spotlight.

Technology: It is clear that the first priority of new management is to stop the erosion of vital cash flow and our valued management talent. Once this is accomplished, we would aggressively advance the company's current state of technology, which appears to us to be seriously lacking. My strong belief is that the business of Vestcom would benefit enormously from using the Internet and especially from a concept we have been developing that would take advantage of Vestcom's strong position in critical document management and open up a new line of service to end-users or retail customers. This Internet concept would be developed on a priority basis once the current crisis has been overcome.

Why Vestcom

Before I discuss Vestcom as a company, let me share my thoughts with you on the future of the statement rendering business. I am very committed to and excited about the Internet application of the statement rendering business. Unlike the current EBPP application that is well on its way to development, most statement rendering companies, including Vestcom, are leaving much on the table as they think about how rendering fits into EBPP. Presently, consumers are notified by email that a statement is available. They are required to go to the EBPP web site to access their statements for review and payment. Consumers will not accept this inconvenience. They will demand that their statements go to a centralized site, like their current mailbox. Requiring consumers to go to multiple billing sites is not going to be an option.

Someone will, and sooner rather than later, offer an Internet statement rendering solution that allows consumers to receive their statements in one location. The companies that are rendering paper statements already will have the advantage of capturing these Internet customers because they are providing a paper solution for this problem. They are in a perfect position to be the ultimate Internet solution provider to these same customers. However, they must understand this strategy and be aggressive in pursuing it. If one is able to get there first, and control a very large paper statement rendering business, then the potential rewards are enormous.

Vestcom is a choice company. Most of its business is repetitive. Compared to its competitors, it is clean in that it is more purely a statement rendering business. Vestcom has an excellent customer list. It has recently added new printing equipment (even though a very poor near term strategic decision). Vestcom's financial problems are not beyond repair, because they are the result of bad decisions by current top management, which can be corrected. Once back on track, Vestcom provides a great vehicle to grow in mass, and be a leader in a revolutionary methodology for rendering statement images using the Internet. Vestcom is a choice company in growing shareholder value, because it is beaten up so badly. If the mistakes that are being made stop, then the stock price has no place to go but up. There is considerable growth potential in the current customer base. The original strategy is a good one; cross selling, moving the services up closer to the data.I am betting on Vestcom.

My Commitment to the Shareholders

Leadership: My commitment is to success. I believe very solidly in my ability to know what makes people strong and effective. One of my strengths is motivating others. I am a hands-on manager who trusts people and allows them to do their best. I have a very keen need to do the best for our customers and everyone inside the company will understand that need.

By default, I demand of myself and others to use intellect first, instead of throwing cash at problems. I manage cash flow and spending very closely. I believe in taking the necessary pain in hiring the right people, giving them all the tools to succeed, defining their goals very clearly, and then letting them run on their own to take the necessary action to manage their responsibilities. It is the only way to build an effective and reliable management team. If there are problems, I do not delay implementing the necessary fixes.

For a summary of my professional experience see Attachment A.

Cash: I can supply upfront cash to the company. This cash infusion could be inserted directly into the company through a new stock issue or some sort of convertible debt vehicle. Though an additional reserve of cash will not alone solve the current problems of Vestcom, it can facilitate in the containment process and most of all give us time to solve problems before matters deteriorate further.

Affiliations: I have affiliations with other large public companies, which can be used as client resources. Presently, I serve as Chairman of the Board of an important subsidiary of First American Financial Corporation and have direct personal relationships with top executives within the paper-intense title insurance industry.

Shareholders: My commitment to you is to change how all shareholders perceive Vestcom. We can divide the shareholders in three groups:

      Group I. Inside shareholders, excluding Joel Cartun, hold about 32.5% of the shares. From this presentation I hope it is clear how this group evaluates the top management and the performance of the stock.

      Group II.   The institutional investors hold about 43.3% of the shares.
                  Based on my conversations, it is clear that they are very unhappy with the performance of the company and the stock price.

      Group III.  The remaining shareholders, the retail group, hold the remaining shares. Some of their opinions are clear from the most recent public message board postings on Yahoo.

We have taken a substantial stock position in Vestcom and presently are the fourth largest shareholder. I believe this speaks volumes to our commitment since we are aligning our future financial profit with the shareholders of Vestcom. The effort it will take to turn around the performance of Vestcom is substantial and not without significant risk. Under the current management the risk is increasing as time passes.

As shareholders, we have substantial wealth tied up in Vestcom. My experience tells me we can turn this company around.

                                  Attachment A

Harish K. Chopra
Professional Experience

Mr. Chopra's 23-year business career began with satellite image research and development at NASA's Jet Propulsion Laboratory. He has held senior management and technical management positions with Digital Equipment Corporation, Volt-Delta Resources, and 3M Corporation. Mr. Chopra received a Bachelor of Science Degree in Computer Science from California State University, Los Angeles. Mr. Chopra's successful experience as President/CEO extends through numerous types and sizes of companies. Two companies he founded and managed have been sold. Recently he sold DataTree Corporation to First American Financial Corp., a public company on the NYSE with revenues exceeding $3 billion a year. Currently, he serves as Chairman of the Board of DataTree.

Similar to Vestcom International, Inc., DataTree provides business critical documents, but in an electronic image format. DataTree also has international operations along with many regional operations throughout the United States. These operational centers use expensive imaging equipment that operates 24 hours a day seven days a week. Unlike Vestcom, Data Tree's local management is empowered to make decisions in their respective areas without the unnecessary influence of executive management. DataTree has centralized decision-making in national sales, technology, and finance. DataTree's 10-year financial history basically shows a progression of yearly performance in which each year has exceeded the previous year both in top line revenue and bottom line earnings. DataTree is a success story.

Mr. Chopra's extensive experience includes the workout management of Smith/Norris Corporation, a software company. In this situation, he was asked to participate as a CEO in order to maximize shareholder value.

Other experiences include his involvement as a venture capitalist. He typically invests through a syndicate with other major venture firms. Mr. Chopra's investments encompass diverse areas such as software, imaging, leisure-movies and manufacturing. The leisure-movie company, Mr. Chopra as Executive Producer, will show the feature film "Eastside" in December 1999 and another company is now preparing for its Initial Public Offering.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      Our disclosure in this Material and in our documents incorporated by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to:

      -     future actions;

      -     prospective products or product approvals;

      - future performance or results of current or anticipated products, sales efforts and expenses;

      - the outcome of contingencies such as legal proceedings; potential growth and performance of Vestcom;

      -     projected revenues;

      -     annual research and development budgets; and

      -     financial results.

      From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

      Any and all of our forward-looking statements in this Material, and in our documents incorporated by reference can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

      We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

      Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this Material or, in the case of documents incorporated by reference, the date of the document.

      The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that the Solicitors or persons acting on their behalf may issue. Solicitors undertake no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.